SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

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☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

Investors Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Investors Bancorp, Inc.

101 JFK Parkway
Short Hills, New Jersey 07078

September 22, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Investors Bancorp, Inc., which will be held at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07974, on October 28, 2008, at 9:00 a.m., local time.

The business to be conducted at the Annual Meeting consists of the election of four directors, the approval of the Executive Officer Annual Incentive Plan and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009. Your Board of Directors has determined that an affirmative vote on each of these matters to be considered at the Annual Meeting is in the best interests of Investors Bancorp, Inc. and its stockholders and unanimously recommends a vote “FOR” each of these matters.

Your vote is very important regardless of the number of shares you own. We urge you to complete, sign and return the enclosed Proxy Card as soon as possible, or to vote by Internet or telephone as described on your Proxy Card, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

On behalf of the Board of Directors, officers and employees of Investors Bancorp, Inc., we thank you for your continued support.

Sincerely,

Kevin Cummings
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE
GENERAL INFORMATION
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION
PERQUISITES
GRANTS OF PLAN BASED AWARDS TABLE FOR FISCAL YEAR 2008
OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008
PENSION BENEFITS AT OR FOR THE YEAR ENDED JUNE 30, 2008
NONQUALIFIED DEFERRED COMPENSATION AT OR FOR THE YEAR ENDED JUNE 30, 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AS OF JUNE 30, 2008
DIRECTORS COMPENSATION TABLE
PROPOSAL II -- APPROVE AND ADOPT THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
PROPOSAL III -- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER PROPOSALS

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078
(973) 924-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On October 28, 2008

NOTICE IS HEREBY GIVEN THAT the 2008 Annual Meeting of Stockholders of Investors Bancorp, Inc. will be held at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07974, on October 28, 2008, at 9:00 a.m., local time, to consider and vote upon the following matters:

1. To elect four persons to serve as directors of Investors Bancorp, Inc., each for a three-year term.

2. To approve the Executive Officer Annual Incentive Plan.

3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the fiscal year ending June 30, 2009.

4. To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

The Board of Directors of Investors Bancorp, Inc. has fixed September 12, 2008 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors of Investors Bancorp, Inc. unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement, “FOR” the approval of the Executive Officer Annual Incentive Plan and “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending June 30, 2009.

The Board of Directors of Investors Bancorp, Inc. requests that you complete, sign and mail the enclosed Proxy Card promptly in the enclosed postage-paid envelope. You may also vote by Internet or telephone as described on your Proxy Card. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or voted by Internet or telephone.

By Order of the Board of Directors
Investors Bancorp, Inc.

Patricia E. Brown
Corporate Secretary

Short Hills, New Jersey
September 22, 2008

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR TO VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON YOUR PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 28, 2008 — This Proxy Statement and Investor’s 2008 Annual Report to Stockholders are each available at www.proxydocs.com/isbc

INVESTORS BANCORP, INC.

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 28, 2008

GENERAL INFORMATION

This Proxy Statement and accompanying Proxy Card and the Annual Report to Stockholders are being furnished to the stockholders of Investors Bancorp, Inc. (“Investors Bancorp” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the 2008 Annual Meeting of Stockholders. The Annual Meeting will be held on October 28, 2008, at 9:00 a.m., local time, at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07974. The term “Annual Meeting”, as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

This Proxy Statement is dated September 22, 2008 and is first being mailed to stockholders of Investors Bancorp on or about September 26, 2008.

The 2008 Annual Meeting of Stockholders

Date, Time and Place	The Annual Meeting of Stockholders will be held at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07974, on October 28, 2008, at 9:00 a.m., local time.

Record Date	September 12, 2008.

Shares Entitled to Vote	109,010,756 shares of Investors Bancorp common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on the election of four directors, the approval of the Executive Officer Annual Incentive Plan and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

Vote Required	Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The approval of the Executive Officer Annual Incentive Plan is determined by a majority of the votes casts, without regard to broker non-votes or proxies marked “ABSTAIN”. The ratification of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN”. All such votes will include the vote of Investors Bancorp, MHC, which, as of September 12, 2008, owns 59.5% of the outstanding shares of common stock.

Your Board of Directors Recommends You Vote in Favor of the Proposals	Your Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” the approval of the Executive Officer Annual Incentive Plan and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Investors Bancorp	Investors Bancorp, a Delaware corporation, is the bank holding company for Investors Savings Bank, an FDIC-insured New Jersey-chartered capital stock savings bank that operates 52 full-service banking offices in northern and central New Jersey. At June 30, 2008, Investors Bancorp had $6.42 billion in total assets. Investors Bancorp’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078, and our telephone number is (973) 924-5100.

Who Can Vote

The Board of Directors has fixed September 12, 2008 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Investors Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On September 12, 2008, 109,010,756 shares of Investors Bancorp common stock were outstanding and held by approximately 9,000 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Investors Bancorp common stock outstanding on September 12, 2008 will be entitled to one vote for each share held of record. However, Investors Bancorp’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Investors Bancorp (other than the Mutual Holding Company and any tax qualified plan of the Company) are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to elect four directors, approve the Executive Officer Annual Incentive Plan and ratify the appointment of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending June 30, 2009.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. You also may be asked to vote on a proposal to adjourn or postpone the Annual Meeting. Investors Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

You may vote your shares by completing and signing the enclosed Proxy Card and returning it in the enclosed postage-paid envelope or by attending the Annual Meeting. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on your Proxy Card. You should complete and return the Proxy Card accompanying this document, or vote using the Internet or telephone voting options, to ensure that your vote is counted at the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, regardless of whether you plan to attend. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the four nominees for director, “FOR” the approval of the Executive Officer Annual Incentive Plan and “FOR” the ratification of the appointment of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending June 30, 2009.

Stockholders of record can vote in person at the Annual Meeting. If a broker holds your shares in street name, then you are not the stockholder of record and you must ask your broker how you can vote in person at the Annual Meeting.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies in the Proxy Card in their best judgment.

Participants in Investors Bancorp Benefit Plans

If you are a participant in The Investors Savings Bank Employee Stock Ownership Plan or another benefit plan through which you own shares of Investors Bancorp common stock, you will have received with this

Proxy Statement voting instruction forms that reflect all shares you may vote under the plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Investors Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not vote, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld”. The approval of the Executive Officer Annual Incentive Plan is determined by a majority of the votes casts, without regard to broker non-votes or proxies marked “ABSTAIN”. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN”. All such votes will include the vote of Investors Bancorp, MHC, which, as of September 12, 2008, owns 59.5% of the outstanding shares of common stock.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Investors Bancorp prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the Proxy Card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Investors Bancorp, Inc.
101 JFK Parkway
Short Hills, New Jersey 07078

Attention:	Patricia E. Brown
Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Investors Bancorp will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Investors Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Investors Bancorp common stock and secure their voting instructions, if necessary. Investors Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. If necessary, Investors Bancorp may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval of the Executive Officer Annual Incentive Plan and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Investors Bancorp’s common stock are required to file certain reports with the Securities and Exchange Commission regarding such beneficial ownership. The following table sets forth, as of September 12, 2008, certain information as to the shares of Investors Bancorp common stock owned by persons who beneficially own more than five percent of Investors Bancorp’s issued and outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Investors Bancorp common stock as of September 12, 2008. For purposes of the following table and the table included under the heading “Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after September 12, 2008.

Principal Stockholders

	Number of Shares
Name and Address of	Owned and Nature of		Percent of Shares of
Beneficial Owner	Beneficial Ownership		Common Stock Outstanding(1)

Investors Bancorp, MHC 101 JFK Parkway Short Hills, NJ 07078	64,844,373	(2)	59.5%
Advisory Research, Inc. 180 N Stetson St., Suite 5500 Chicago, Il 60601	9,158,920	(3)	8.5%

(1)	Based on 109,010,756 shares of Investors Bancorp common stock outstanding as of September 12, 2008.

(2)	This information is based on Schedule 13D (Amendment No. 1) filed by Investors Bancorp, MHC with the SEC on June 25, 2008. The Board of Directors of Investors Bancorp, MHC consists of those persons who serve on the Board of Directors of Investors Bancorp, Inc.

(3)	This information is based on Schedule 13F filed by Advisory Research, Inc. with the SEC on August 26, 2008.

Management

The following table sets forth information about shares of Investors Bancorp common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of September 12, 2008.

	Position(s) held with						Unvested Stock
	Investors Bancorp	Shares	Options				Awards
	Inc. and/or	Owned	Exercisable				included in
	Investors Savings	Directly and	within 60	Beneficial	Percent of		Beneficial
Name	Bank	Indirectly(1)	days	Ownership	Class		Ownership

NOMINEES
Doreen R. Byrnes	Director	85,676	45,000	130,676		*	72,000
Richard J. Petroski(2)	Director	—	—	—		*	—
Rose Sigler	Director	122,671	39,069	161,740		*	82,044
Stephen J. Szabatin	Director	147,671	39,069	186,740		*	82,044
INCUMBENT DIRECTORS
Kevin Cummings	Director, President and Chief Executive Officer	153,832	90,000	243,832		*	100,000
Patrick J. Grant	Chairman	148,675	39,069	187,744		*	82,048
John A. Kirkpatrick	Director	137,671	39,069	176,740		*	82,044
Joseph H. Shepard III	Director	157,671	39,069	196,740		*	82,044
Robert M. Cashill	Vice Chairman	287,000	70,000	357,000		*	200,000
Brian D. Dittenhafer	Director	122,314	39,069	161,383		*	82,044
Vincent D. Manahan III	Director	147,671	39,069	186,740		*	82,044
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Domenick A. Cama	Executive Vice President and Chief Operating Officer	142,897	80,000	222,897		*	88,000
Richard S. Spengler	Executive Vice President and Chief Lending Officer	106,923	40,000	146,923		*	64,000
Thomas F. Splaine, Jr.	Senior Vice President and Chief Financial Officer	83,037	35,000	118,037		*	56,000
All directors and executive officers as a group (14 persons)(3)		1,843,709	633,483	2,477,192	2.3%		1,154,312

*	Less than 1%

(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported. With respect to Mr. Kirkpatrick, his ownership includes 10,000 shares held in trust as to which Mr. Kirkpatrick does not exercise voting power, but as to which shares he has a beneficial interest.

(2)	Mr. Petroski was appointed to the Board of Directors in June 2008 upon consummation of Investors Bancorp, MHC’s acquisition of Summit Federal Bankshares, MHC.

(3)	Includes 16,818 shares of common stock allocated to the accounts of executive officers under the Investors Savings Bank Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,232,424 shares of common stock of which 3,828,665 are unallocated and held for the future benefit of all employee participants. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Investors Bancorp’s common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The executive officers and directors of Investors Bancorp, and beneficial owners of greater than 10% of Investors Bancorp’s common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of Investors Bancorp’s common stock. The Securities and Exchange Commission rules require disclosure in Investors Bancorp’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Investors Bancorp’s common stock to file a Form 3, 4, or 5 on a timely basis. Richard S. Spengler was late in filing a Form 3. Based on Investors Bancorp’s review of ownership reports and confirmations by executive officers and directors, no other executive officer or director failed to file ownership reports on a timely basis for the year ended June 30, 2008.

PROPOSAL I — ELECTION OF INVESTORS BANCORP DIRECTORS

General

Investors Bancorp’s Board of Directors currently consists of eleven (11) members and is divided into three classes, with one class of directors elected each year. Each of the 11 members of the Board of Directors also serves as a director of Investors Savings Bank and Investors Bancorp, MHC. Four directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors shall have been elected and qualified. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated Doreen R. Byrnes, Richard J. Petroski, Rose Sigler and Stephen J. Szabatin for election as directors, each of whom has agreed to serve if so elected.

All nominees currently serve as directors of Investors Bancorp and Investors Savings Bank. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed Proxy Card, if executed and returned, will be voted “FOR” the election of all nominees.

In the event that any nominee is unable or declines to serve, the persons named in the Proxy Card as proxies will vote with respect to a substitute nominee designated by Investors Bancorp’s current Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

The current Bylaws of Investors Bancorp provide that a director shall retire from the Board at the annual meeting of the Board immediately following the year in which the director attains age seventy-five.

INVESTORS BANCORP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Directors and Executive Officers

The following table sets forth certain information, as of September 12, 2008, regarding the nominees for election as directors and the incumbent directors, including the terms of office of each director, as well as information regarding the executive officers of Investors Bancorp and its wholly owned subsidiary, Investors Savings Bank.

	Position(s) held with
	Investors Bancorp,
	Inc. and/or Investors
	Savings		Director	Expiration of
Name	Bank	Age	Since	Term

NOMINEES
Doreen R. Byrnes	Director	59	2002	2008
Richard J. Petroski	Director	69	2008	2008
Rose Sigler	Director	73	1999	2008
Stephen J. Szabatin	Director	71	1994	2008
INCUMBENT DIRECTORS
Kevin Cummings	Director, President and Chief Executive Officer	53	2008	2009
Patrick J. Grant	Chairman	73	1988	2009
John A. Kirkpatrick	Director	75	1992	2009
Joseph H. Shepard III	Director	74	1988	2009
Robert M. Cashill	Vice Chairman	65	1998	2010
Brian D. Dittenhafer	Director	66	1997	2010
Vincent D. Manahan III	Director	70	2002	2010

The following information describes the business experience for each of the Company’s directors and executive officers.

Nominees for Director

Doreen R. Byrnes, age 59, was elected to the Board of Directors of Investors Savings Bank in January 2002. Ms. Byrnes served as Executive Vice President-Human Resources from December 2001 until her retirement in March 2007. Previously, she served as Senior Vice President-Human Resources from 1980 until December 2001. She joined Investors Savings Bank in August 1979. Ms. Byrnes has a Bachelors degree from the University of Florida and a Masters degree from Fairleigh Dickinson University.

Richard J. Petroski, age 69, was appointed to the Board of Directors of Investors Savings Bank in June 2008 upon consummation of Investors Bancorp, MHC’s acquisition of Summit Federal Bankshares, MHC. Mr. Petroski was President and Chief Executive Officer of Summit Federal Savings Bank from 1979 until his retirement in February 2003. He served as chairman of Summit Federal Savings Bank’s board of directors from 1988 until the acquisition in June 2008, and had been affiliated with Summit Federal Savings Bank since 1962.

Rose Sigler, age 73, was elected to the Board of Directors of Investors Savings Bank in November 1999. Ms. Sigler served as Senior Vice President of CRA Compliance and Community Relations of Investors Savings Bank from 1996 until her retirement in 1999. Previously, she served in various positions from the time she joined Investors Savings Bank in 1971. Ms. Sigler has a Graduate Degree from the Institute of Financial Education. She is a member of the National Association of Corporate Directors (NACD). In 2007 she was awarded the Certificate of Director Education and continues her education through NACD where she has achieved Director Professional designation.

Stephen J. Szabatin, age 71, was first elected to the Board of Directors of Investors Savings Bank in 1994. He was employed by The New Jersey Department of Banking as the Deputy Commissioner-Division of Regulatory Affairs from 1993 until his retirement in 1994. Previously he served as Deputy Commissioner-Division of Supervision from 1989 to 1993, and in various other capacities from 1966 to 1994. He is a graduate of Seton Hall University, where he earned a Bachelor of Science degree in management. He is a member of the National Association of Corporate Directors (NACD). In 2007 he was awarded the Certificate of Director Education and continues his education through NACD where he has achieved Director Professional designation.

Continuing Directors

Term to Expire 2009

Kevin Cummings, age 53, was appointed President and Chief Executive Officer of Investors Savings Bank effective January 1, 2008 and was also appointed to serve on the Board of Directors of Investors Savings Bank at that time. He previously served as Executive Vice President and Chief Operating Officer of Investors Savings Bank since July 2003. Prior to joining Investors Savings Bank, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Immediately prior to joining Investors Savings Bank, he was an audit partner in KPMG’s Financial Services practice in their New York City office and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years. Mr. Cummings has a Bachelors degree in Economics from Middlebury College and a Masters degree from Rutgers University. He is a member of the Board of Governors for the NJ League of Community Bankers, Vice Chairman of the Summit Speech School, a member of the Board of Trustees for St. Peter’s Prep, a member of the Board of Trustees for the Independent College Fund and a member of the Board of Trustees for The Inner City Scholarship Fund.

Patrick J. Grant, age 73, was first elected to the Board of Directors of Investors Savings Bank in 1988 and has served as Chairman since July 1997. Mr. Grant served as Chairman and President of Investors Savings Bank from July 1997 until he retired from the position of President in April 2000. Previously, he served as President from April 1990 to June 1997 and as Executive Vice President and Chief Operating Officer from September 1988 to April 1990. Immediately prior to joining Investors Savings Bank, Mr. Grant was Senior Vice President of the investment banking firm of Ryan Beck & Co., specializing in the thrift banking practice. Prior, Mr. Grant had a 30-year career with the accounting firm of KPMG LLP where he had been a partner in charge of the firm’s thrift practice in New Jersey for eight years. Mr. Grant has a Bachelors degree in Business Administration from Iona College. He is a Trustee Emeritus of the Independent College Fund of New Jersey and a member of the Board of Directors of SFDS Corporation which provides low income and assisted living facilities in several locations in New York City. He is a member of both the American Institute of Certified Public Accountants and the NJ Society of Certified Public Accountants.

John A. Kirkpatrick, age 75, was first elected to the Board of Directors of Investors Savings Bank in 1992. He is a retired Managing Partner of KPMG LLP, a position he held from 1977 to 1990 in the New Jersey practice, and previously in South Bend, Indiana from 1973 to 1977. Mr. Kirkpatrick joined KPMG LLP in 1959 and served as a Member of the Board of Directors from 1984 to 1990, a member of the SEC Reviewing Partners Committee from 1969 to 1977, Chairman of the Pension Committee from 1987 to 1991 and a member of the Management Committee from 1990 until he retired in 1992. Mr. Kirkpatrick has a Bachelors degree from Rutgers University. He is a member of both the American Institute of Certified Public Accountants and the NJ Society of Certified Public Accountants.

Joseph H. Shepard III, age 74, was first elected to the Board of Directors of Investors Savings Bank in 1988. He served as Senior Vice President of Bollinger Insurance, Short Hills, New Jersey from July 1995 until his retirement in June 1997. Mr. Shepard was formerly President of Shepard, Caulfield & McCue Insurance Agency from 1965 to 1995. Mr. Shepard has a Bachelor of Science degree in Mathematics from Seton Hall University. He is a member of the National Association of Corporate Directors (NACD). In 2007 he was awarded the Certificate of Director Education and continues his education through NACD where he has achieved Director Professional designation.

Term to Expire 2010

Robert M. Cashill, age 65, was first elected to the Board of Directors Investors Savings Bank in February 1998 and named Vice Chairman in November 2007. Mr. Cashill served as President and Chief

Executive Officer of Investors Savings Bank from December 2002 until his retirement on December 31, 2007. Prior to assuming such position, Mr. Cashill had served as Executive Vice President since January 2000. Prior to joining Investors Savings Bank, Mr. Cashill was employed as Vice President Institutional Sales by Salomon Smith Barney from 1977 to 1998, and at Hornblower, Weeks, Hemphill, Noyes from 1966 to 1977. Mr. Cashill has a Bachelor of Science degree in Economics from Saint Peter’s College.

Brian D. Dittenhafer, age 66, was first elected to the Board of Directors of Investors Savings Bank in 1997. He served as President and Chief Executive Officer of the Federal Home Loan Bank of New York from 1985 until his retirement in 1992. Mr. Dittenhafer joined the Federal Home Loan Bank of New York in 1976 where he also served as Vice President and Chief Economist, Chief Financial Officer and Executive Vice President. Previously, he was employed as a Business Economist at the Federal Reserve Bank of Atlanta from 1971 to 1976. From 1992 to 1995, Mr. Dittenhafer served as President and Chief Financial Officer of Collective Federal Savings Bank and as Chairman of the Resolution Funding Corporation from 1988 to 1992. From 1995 to 2007 Mr. Dittenhafer was Chairman of MBD Management Company. Mr. Dittenhafer has a Bachelor of Arts degree from Ursinus College and a Masters of Arts in Economics degree from Temple University where he subsequently taught economics. He was named to Omicron Delta Epsilon, the national honor society in Economics. Mr. Dittenhafer is a member of the National Association for Business Economics and the National Association of Corporate Directors (NACD). In 2007 he was awarded the Certificate of Director Education by NACD and has achieved Director Professional designation.

Vincent D. Manahan III, age 70, was first elected to the Board of Directors of Investors Savings Bank in 2002. He is an attorney, and has been a solo practitioner since January 2006. Previously, Mr. Manahan was a partner in the law firm of Herrigel Bolan & Manahan LLP from 1969 through 2005 where he served as principal counsel to Investors Savings Bank from 1989 to 2002. He is a member of the New Jersey Bar Association, The Banking Law Section of the New Jersey Bar Association and the Essex County Bar Association. Mr. Manahan was a special counsel to the U.S. Department of Justice 9/11 Victims Compensation Fund. Mr. Manahan has a Bachelors degree from Georgetown University, a Juris Doctor from Cornell Law School and received a Master of Laws degree from New York University’s School of Law. He is a member of the National Association of Corporate Directors (NACD) and continues his education through the NACD.

Executive Officers of the Bank Who Are Not Also Directors

Domenick A. Cama, age 52, was appointed Chief Operating Officer of Investors Savings Bank effective January 1, 2008. Prior to this appointment Mr. Cama served as Executive Vice President and Chief Financial Officer since January 2006. He served as Senior Vice President and Chief Financial Officer of Investors Savings Bank from April 2003 to January 2006. Prior to joining Investors Savings Bank, Mr. Cama was employed for 13 years by the Federal Home Loan Bank of New York where he served as Vice President and Director of Sales. Mr. Cama has a Bachelor degree in Economics and a Masters degree in Finance from Pace University.

Richard S. Spengler, age 46, was appointed Executive Vice President and Chief Lending Officer of Investors Savings Bank effective January 1, 2008. Mr. Spengler began working for Investors Savings Bank September, 2004 as Senior Vice President. Prior to joining Investors Savings Bank, Mr. Spengler had a 21-year career with First Savings Bank, Woodbridge, New Jersey where he served as Executive Vice President and Chief Lending Officer from 1999 to 2004. Mr. Spengler has a Bachelors degree in Business Administration from Rutgers University.

Thomas F. Splaine, Jr., age 43, was appointed Senior Vice President and Chief Financial Officer of Investors Savings Bank effective January 1, 2008. Mr. Splaine previously served as Senior Vice President, Director of Financial Reporting for Investors Savings Bank since January 2006. He served as First Vice President, Director of Financial Reporting for Investors Savings Bank since December 2004. Prior to joining Investors Savings Bank, Mr. Splaine was employed by Hewlett-Packard Financial Services, Murray Hill, New Jersey as Director of Financial Reporting. Mr. Splaine has a Bachelors degree in Accounting and a Masters degree from Rider University.

Corporate Governance Matters

Investors Bancorp is committed to maintaining sound corporate governance guidelines and very high standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations.

Board of Directors Meetings and Committees

The Board of Directors of Investors Bancorp and Investors Savings Bank meet monthly, or more often as may be necessary. The Board of Directors of Investors Bancorp and Investors Savings Bank met thirteen times and twelve times, respectively, during fiscal 2008. The Board of Directors of Investors Bancorp currently maintains three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation and Benefits Committee.

All directors attended no fewer than 75% of the total number of Board meetings held by the Investors Bancorp Board of Directors and all committees of the board on which they served (during the period they served) during fiscal 2008. While we do not have a specific policy regarding attendance at the annual meeting, all nominees and continuing directors are expected to attend. All directors attended the annual meeting of stockholders held on November 20, 2007.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are posted on the “Governance Documents” section of the “Investor Relations” page of Investors Savings Bank’s website at www.isbnj.com. The Corporate Governance Guidelines cover the general operating policies and procedures followed by the Board of Directors including, among other things:

•	Mission of the Board;

•	Director responsibilities and qualifications;

•	Board nominating procedures and election criteria;

•	Stock ownership policies, board size, director independence; and

•	Director compensation, education and code of ethics.

The Corporate Governance Guidelines provide for the Board of Directors to meet in regularly scheduled executive sessions without management at least quarterly. During fiscal 2008, four executive sessions were conducted by the independent directors.

Director Independence

A majority of the Board of Directors and each member of the Compensation and Benefits, Nominating and Corporate Governance, and Audit Committees are independent, as affirmatively determined by the Board consistent with the criteria established by the NASDAQ Stock Market.

The Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with Investors Bancorp and its subsidiaries.

As a result of this review, the Board of Directors affirmatively determined that the nominees, Mr. Petroski, Ms. Sigler and Mr. Szabatin, and the continuing directors, Mr. Grant, Mr. Dittenhafer, Mr. Kirkpatrick, Mr. Manahan III and Mr. Shepard III, are independent. The Board of Directors determined that nominee Ms. Byrnes is not independent as she was an employee of Investors Savings Bank until retiring on March 1, 2007, and continuing directors Mr. Cashill is not independent because he was an employee of Investors Savings Bank until retiring on December 31, 2007 and Mr. Cummings is not independent as he is an Investors Savings Bank employee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are: Ms. Sigler (Chair), Messrs. Dittenhafer, Grant, Manahan III, and Szabatin. Each member of the Nominating and Corporate Governance Committee is considered independent as defined in the NASDAQ corporate governance listing standards. The Nominating and Corporate Governance Committee’s Charter and Corporate Governance Guidelines are posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Savings Bank’s website at www.isbnj.com. The Committee met seven times during fiscal 2008.

As noted in the Nominating and Corporate Governance Committee Charter, the purpose of the committee is to assist the Board in identifying individuals to become board members; determine the size and composition of the Board and its committees; monitoring Board effectiveness and implementing Corporate Governance Guidelines.

In furtherance of this purpose, this committee, among other things, shall:

•	Lead the search for individuals qualified to become members of the Board of Directors and develop criteria for board membership;

•	Make recommendations to the board concerning board nominees and stockholders proposals;

•	Develop, recommend and oversee the annual self evaluation process of the board and its committees;

•	Develop and annually review corporate governance guidelines applicable to Investors Bancorp;

•	Review and monitor the Board’s compliance with NASDAQ stock market listing standards for independence;

•	Review, in consultation with the Compensation and Benefits Committee, directors’ compensation and benefits.

In accordance with Corporate Governance Guidelines, the Committee considers all qualified director candidates identified by members of the Committee, by other members of the Board of Directors, by senior management and by stockholders. Stockholders recommending a director candidate to the Committee may do so by submitting the candidate’s name, resume and biographical information to the attention of the Chairman of this Committee in accordance with procedures listed in this proxy statement (also available on the Company’s website). All shareholder recommendations for director candidates the Chairman of the Committee receives in accordance with these procedures will be presented to the Committee for its consideration. The Committee’s recommendations to the Board are based on its determination as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company.

Criteria for Election

The Company’s goal is to have a Board of Directors who have diverse professional backgrounds and have demonstrated professional achievement with the highest personal and professional ethics and integrity and whose values are compatible with those of the Company. Important factors considered in the selection of nominees for director include experience in positions that develop good business judgment, that demonstrate a high degree of responsibility, independence, and that show the individual’s ability to commit adequate time and effort to serve as a director.

Nominees should have a familiarity with the communities in which the company operates, be involved in activities that do not create a conflict with his/her responsibilities to the Company and its stockholders, and have the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ Corporate Governance Listing Standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

Procedures for the Nomination of Directors by Stockholders

As previously indicated, the Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills New Jersey 07078. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	the qualifications of the candidate and why this candidate is being proposed;

•	the name and address of the nominating stockholder as he/she appears on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	the name, address and contact information for the nominated candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an Annual Meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice Of Business To Be Conducted at an Annual Meeting.” The Company received no stockholder submission for Board nominees for this Annual Meeting.

Stockholder and Interested Party Communication with the Board

A stockholder of the Company, or an interested party, who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	Forward the communication to the director(s) to whom it is addressed;

•	Handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct for all employees and a code of ethics and business conduct for directors. These codes are designed to ensure the accuracy of financial reports, deter wrongdoing, promote honest and ethical conduct, the avoidance of conflicts of interest, and full and accurate disclosure and compliance with all applicable laws, rules and regulations. Both of these documents are available on the Company’s website at www.isbnj.com. Amendments to and waivers from the codes of ethics and business conduct will be disclosed on the Company’s website.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features. As of June 30, 2008, Investors Savings Bank had a loan in the amount of $640,000 to one named executive officer.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to Investors Bancorp. The provisions of the Sarbanes-Oxley Act of 2002 that prohibit loans do not apply to loans made by a depository institution, such as Investors Savings Bank, that is insured by the Federal Deposit Insurance Corporation and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to Investors Bancorp’s and Investors Savings Bank’s officers are made in conformity with the Federal Reserve Act and Regulation O.

Audit Committee Matters

Audit Committee

The current members of the Audit Committee are: Messrs. Kirkpatrick (Chair), Dittenhafer, Manahan III, Shepard III, Szabatin and Ms. Sigler. Each member of the Audit Committee is considered independent as defined in the NASDAQ corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board believes that John A. Kirkpatrick, the Chair of the Audit Committee, qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Investors Savings Bank’s website at www.isbnj.com.

As noted in Audit Committee Charter, the primary purpose of the Audit Committee is to assist the Board in overseeing:

•	The integrity of Investors Bancorp’s financial statements;

•	Investors Bancorp’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence;

•	The performance of Investors Bancorp’s internal audit function and independent auditor, and

•	Investors Bancorp’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

In furtherance of this purpose, this committee, among other things, shall:

•	Retain, oversee and evaluate a firm of independent registered public accountants to audit the annual financial statements;

•	Review the integrity of Investors Bancorp’s financial reporting processes, both internal and external, in consultation with the independent registered public accounting firm and the internal auditor;

•	Review the financial statements and the audit report with management and the independent registered public accounting firm;

•	Review earnings and financial releases and quarterly and annual reports filed with the Securities and Exchange Commission; and

•	Approve all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee met five times during fiscal 2008. The Audit Committee reports to the Board of Directors on its activities and findings.

AUDIT COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Audit Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Management has the primary responsibility for Investors Bancorp’s internal control and financial reporting process, and for making an assessment of the effectiveness of Investors Bancorp’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Investors Bancorp’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue an opinion on those financial statements, and for providing an attestation report on management’s assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	reviewed and discussed with management, and the independent registered public accounting firm, the audited consolidated financial statements of Investors Bancorp for the year ended June 30, 2008;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm its independence from Investors Bancorp.

Based on the review and discussions referred to above, the Audit Committee has recommended to Investors Bancorp’s Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2008 be included in Investors Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. In addition, the Audit Committee approved the re-appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2009, subject to the ratification of this appointment by the stockholders of Investors Bancorp.

Compensation and Benefits Committee Matters

Compensation and Benefits Committee

The current members of the Compensation and Benefits Committee are: Messrs. Manahan III (Chair), Dittenhafer, Kirkpatrick, Shepard III, Szabatin, and Ms. Sigler. Each member of the Compensation and Benefits Committee is considered independent as defined in the NASDAQ corporate governance listing standards. The Compensation and Benefits Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Savings Bank’s website at www.isbnj.com. The Committee met five times during fiscal 2008.

As noted in Compensation and Benefits Committee Charter, the purpose of the committee is to assist the Board in carrying out the Board’s overall responsibility relating to executive compensation, incentive compensation and equity and non equity based benefit plans.

In furtherance of this purpose, this committee, among other things, shall:

•	Review and recommend to the Board for approval the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•	Review and recommend to the Board the evaluation process and compensation structure for the Company’s executive officers and coordinate compensation determinations for all employees of the Company;

•	Review the Company’s incentive compensation and other stock-based plans and make changes in such plans as needed;

•	Review, as appropriate and in consultation with the Nominating and Corporate Governance Committee, director compensation and benefits;

In addition to these duties the committee shall assist the Board in recruiting and succession planning.

The Compensation and Benefits Committee retains responsibility for all compensation recommendations to the Board of Directors as to the executive officers. The Compensation and Benefits Committee may utilize information and bench marks from an independent compensation firm, and from other sources, to determine how executive compensation levels compare to those companies within or outside of the industry. The Compensation and Benefits Committee may review published data for companies of similar size, location and stage of development among other factors.

The basic elements of Investors Bancorp’s executive compensation program include base salary, annual cash bonus incentives, equity incentives and certain other benefit arrangements, such as retirement programs. The Compensation and Benefits Committee shall review and recommend to the Board for its approval the compensation payable to the Chief Executive Officer based on corporate financial performance against established goals and the Chief Executive Officer’s individual performance. The Compensation and Benefits Committee establishes corporate performance goals and individual goals for the Chief Executive Officer at the beginning of the year, and members of the Compensation and Benefits Committee meet with the Chief Executive Officer during the year to review progress against the goals. The Compensation and Benefits Committee also sets performance goals for, and determines the compensation payable to, the executive officers, including the named executive officers. The Chief Executive Officer provides the Compensation and Benefits Committee with performance assessments and compensation recommendations for each of the other executive officers. The Compensation and Benefits Committee considers those recommendations in arriving at its determinations.

The Compensation and Benefits Committee selected and engaged the services of GK Partners, as its independent compensation consultant, to assist it in evaluating executive compensation programs and in making determinations regarding executive officer compensation. The independent compensation consultant reports directly to the Compensation and Benefits Committee, is available to advise the Compensation and Benefits Committee and does not perform any services for Investors Bancorp’s management.

Compensation and Benefits Committee Interlocks and Insider Participation

Messrs. Dittenhafer, Kirkpatrick, Manahan III, Shepard III, and Szabatin served as members of the Compensation and Benefits Committee in fiscal 2008. None of these directors, has ever been an officer or employee of Investors Bancorp, is an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, or had any transactions or relationships with Investors Bancorp in fiscal 2008 requiring specific disclosures under Securities and Exchange Commission rules. Ms. Sigler, who served as a member of the Compensation and Benefits Committee in fiscal 2008, is neither an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, nor had transactions or relationships with Investors Bancorp in fiscal 2008 requiring specific disclosures under Securities and Exchange Commission rules, however, she was an officer of Investors Savings Bank prior to her retirement in 1999.

Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Philosophy

Investors Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Investors Bancorp’s financial performance and earnings growth. Investors Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial goals, and by motivating strong executive leadership and superior individual performance.

The compensation paid to each executive officer is based on the executive’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of the executive’s individual performance. For more senior level executive officers, annual incentive compensation is linked to corporate financial performance because these executives are in leadership roles that can significantly impact corporate results.

The Compensation and Benefits Committee engages GK Partners as an independent compensation consultant. GK Partners has compared Investors Bancorp’s executive compensation program to peer group compensation data. The independent consultant provided the Compensation and Benefits Committee with relevant competitive cash and stock compensation information obtained from the proxy statement disclosures of a selected peer group of 14 banking institutions. These included thrift and banking institutions with assets of $2 billion to $45 billion, having an asset mix similar to Investors Bancorp and doing business in the Northeast region of the United States. This peer group may be modified from year-to-year as necessary based on mergers and acquisitions within the industry or other relevant factors. The peer group currently consists of the 14 banking institutions identified below. Based on this peer group comparison, base salaries and cash incentives for certain of the named executive officers are positioned above the median of the range of this peer group while other named executives were below the median. The Committee believes the base salaries and cash incentives for the named executives is appropriate because it reflects a combination of the sustained individual performance by the named executive officers, their experience and employment market conditions in this geographic market.

The peer group companies are:

Valley National Bancorp — NJ
Dime Community Bancshares, Inc. — NY
New Alliance Bancshares, Inc. — CT
Hudson City Bancorp, Inc. — NJ
Kearny Financial Corp. — NJ
NBT Bancorp, Inc. — NY
First Niagara Financial Group, Inc. — NY
OceanFirst Financial Corp. — NJ
Northwest Bancorp, Inc. — PA
PennFed Financial Services Inc — NJ
Provident Bankshares Corp. — NY
Provident Financial Services Inc. — NJ
Astoria Financial Corp. — NY
Webster Financial Corp. — CT

Elements of Executive Compensation for 2008

The Compensation and Benefits Committee used a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual cash incentive compensation, long-term incentive awards (such as stock option and restricted stock awards), a competitive benefits package, and perquisites.

Base Salary

Executive officer base salary levels are evaluated by the Compensation and Benefits Committee on an annual basis. In general, salary ranges are developed considering the competitive base salary information furnished to the Compensation and Benefits Committee by the independent consultant. Each executive officer’s base salary level is determined by the executive officer’s sustained individual performance, leadership, operational effectiveness, tenure in office, and experience in the industry and employment market conditions in this geographic market.

In establishing base salaries for calendar 2008, the Compensation and Benefits Committee considered Investors Bancorp’s financial performance, and peer group and market-based industry salary data provided by the independent consultant, as well as the individual executive factors identified above.

During fiscal 2008, Mr. Cashill, who had served as President and Chief Executive Officer of Investors Savings Bank, retired and Mr. Cummings, who had served as Executive Vice President and Chief Operating Officer was appointed President and Chief Executive Officer effective January 1, 2008. In view of Mr. Cummings assuming the increased responsibility of President and Chief Executive Officer and given their knowledge regarding competitive salary levels for executive officers within the thrift and banking business, the Compensation and Benefits Committee recommended and the Board ratified a salary adjustment for Mr. Cummings to $775,000 per year, an increase of approximately $140,000 per year.

Mr. Cama, who had served as Executive Vice President and Chief Financial Officer of Investors Savings Bank, was promoted to Executive Vice President and Chief Operating Officer of Investors Savings Bank to fill the position vacated by Mr. Cummings. In view of Mr. Cama assuming increased responsibility as Chief Operating Officer of Investors Savings Bank and given their knowledge regarding competitive salary levels for executive officers within the thrift and banking business, the Compensation and Benefits Committee recommended and the Board ratified a salary adjustment for Mr. Cama to $500,000 per year, an increase of $125,000 per year.

Mr. Spengler, who served as Senior Vice President — Commercial Real Estate Lending was promoted to Executive Vice President and Chief Lending Officer. In view of Mr. Spengler assuming increased responsibility as Chief Lending Officer of Investors Savings Bank and given their knowledge regarding competitive salary levels for executive officers within the thrift and banking business, the Compensation and Benefits Committee recommended and the Board ratified a salary adjustment for Mr. Spengler to $275,000 per year, an increase of $60,000 per year.

Mr. Splaine, who had served as Senior Vice President — Director of Financial Reporting of Investors Savings Bank, was promoted to Senior Vice President and Chief Financial Officer of Investors Savings Bank to fill the position vacated by Mr. Cama. In view of Mr. Splaine assuming increased responsibility as Chief Financial Officer of Investors Savings Bank and given their knowledge regarding competitive salary levels for executive officers within the thrift and banking business, the Compensation and Benefits Committee recommended and the Board ratified a salary adjustment for Mr. Splaine to $212,000 per year, an increase of $42,000 per year.

Annual Cash Incentive Plan

Annual cash incentive opportunities are provided to Investors Bancorp’s executives and other officers based upon the attainment of annual corporate financial targets and for certain officers, their individual performance. The Compensation and Benefits Committee assigns corporate financial targets and individual performance goals and a range of annual cash incentive award opportunities to each executive officer, or group of officers. The award opportunities are linked to a specific target and range of performance results for annual corporate financial performance and for attainment of certain individual goals. The cash incentive opportunities for calendar 2007 for Messrs. Cashill, Cummings and Cama were all linked to the attainment of an annual corporate financial target because these executives were in leadership roles that can significantly impact corporate financial results.

The Compensation and Benefits Committee established, and the Board of Directors approved, the Annual Cash Incentive Plan which provides for a cash incentive payment upon the attainment of established corporate financial targets and for certain officers, individual performance goals. The Committee’s decision to establish the plan was made in conjunction with the Company’s conversion to a public company because it felt strongly that executive compensation should be formally tied to the attainment of certain corporate financial targets and individual performance goals to more closely align the executive’s performance with providing value for its stockholders. The cash incentive payments made under the Annual Cash Incentive Plan during fiscal 2008 were based on the Company’s 2007 calendar year financial performance as compared to the 2007 calendar year financial targets established for net income at the beginning of the calendar year. A portion of the payment of incentive compensation payable to each executive officer, with the exception of Messrs. Cashill, Cummings and Cama, was also based on that executive’s performance against his or her 2007 individual performance goals, and could be made whether or not the corporate financial targets were met. The cash incentive payments for Messrs. Cashill, Cummings and Cama were based solely on whether the corporate financial targets were met due primarily to the fact that these executives were in leadership roles that can significantly impact corporate financial results.

For Messrs. Cashill, Cummings and Cama, 100% of the incentive payment was based on Investors Bancorp’s financial performance against the corporate financial targets while for Mr. Spengler, 25% of the incentive payment was based on Investors Bancorp’s financial performance against the corporate financial targets and 75% was based on his individual performance against his individual performance goals and for Mr. Splaine, 75% of the incentive payment was based on Investors Bancorp’s financial performance against the corporate financial targets and 25% was based on his individual performance against his individual performance goals. The Annual Cash Incentive Plan established that cash incentive payments would be made if the Company’s 2007 calendar year financial performance met or exceeded 50% of the corporate financial targets (“Threshold”). The financial performance target established by the Committee was $6,800,000 (“Target”) in net income.

For Messrs. Cashill, Cummings and Cama incentive cash awards were a minimum of 15% of base salary upon the achievement of Threshold levels increasing to 35% of base salary for Maximum achievement. For Messrs. Spengler and Splaine incentive cash awards ranged from 10% of base salary to 30% of base salary.

Based on Investors Bancorp’s actual calendar year financial performance in 2007, net income was above the Maximum level. As a result of the Compensation and Benefits Committee’s assessment of Investors Bancorp’s 2007 calendar financial performance against the corporate financial targets, and the assessment of certain named executive officer’s individual performance, the following cash incentive payments were made in fiscal 2008 under the Annual Cash Incentive Plan.

2007 Annual Cash Incentive Plan Payments

Cash
Executive Officer	Incentive ($)

Robert M. Cashill	350,003
Kevin Cummings	221,386
Domenick A. Cama	131,250
Richard S. Spengler	64,501
Thomas F. Splaine, Jr.	47,814

Stock Option and Stock Award Program.  At the October 24, 2006 Annual Meeting, the stockholders approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan. Under this plan, individuals may receive awards of common stock and grants of options to purchase common stock. The Compensation and Benefits

Committee believes that officer stock ownership provides a significant incentive in building stockholder value by further aligning the interests of officers and employees with stockholders. The importance of this component of compensation increases as Investors Bancorp’s common stock appreciates in value. In addition, stock option grants and stock awards generally vest over five years, thereby aiding retention.

During fiscal 2008, there were no awards of common stock or grants of options to purchase common stock made to executive officers of the Company. As of June 30, 2008, a total of 3,090,000 options and 1,120,000 shares of restricted stock have been granted to officers and employees and service vendors of the Company. These totals represent 77% of the stock options and 70% of the restricted shares available to management for granting purposes.

Benefits.  Investors Bancorp provides its executives with medical and dental, disability insurance and group life insurance coverage consistent with the same benefits provided to all of its full-time employees. Similarly, the named executive officers are participants in the Employee Stock Ownership Plan and 401(k) Plan offered to all full-time employees. Additionally, Investors Savings Bank sponsors a long-term care program for certain of its executive officers, directors, senior vice presidents and their spouses or spousal equivalents. Executive and senior officers become eligible to participate in the long-term care program upon attainment of their eligible position. Each individual policy is owned by the covered person. Investors Savings Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s (i) termination for cause, (ii) retirement, (iii) relocation outside of the country, or (iv) death. Spousal coverage will be terminated upon (i) a participant’s termination or retirement, (ii) divorce from the participant, (iii) the participant no longer qualifying for coverage, (iv) the spouse’s permanent relocation outside of the country, or (v) death. Eligible participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Savings Bank.

Supplemental ESOP and Retirement Plan.  Investors Savings Bank maintains the Supplemental ESOP and Retirement Plan (the “Plan”). The Plan was amended and restated effective as of July 1, 2007, in order to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to compensate executives participating in the Investors Savings Bank Retirement Plan (the “Retirement Plan”) and the Investors Savings Bank Employee Stock Ownership Plan (the “ESOP”) whose contributions or benefits are limited by Sections 415 or 401(a)(17) of the Code. As of June 30, 2008, Messrs. Cummings and Cama were participants in the Plan. Mr. Cashill was a participant until his retirement on December 31, 2007, at which time he became eligible to receive payments under the Plan. The Plan provides benefits attributable to participation in the Retirement Plan equal to the excess, if any, of the vested accrued benefit to which the executive would be entitled under the Retirement Plan, determined without regard to the limitation of Sections 415 or 401(a)(17) of the Code, over the vested accrued benefit to which the executive is actually entitled under the Retirement Plan, taking into account the limits of Sections 415 and 401(a)(17) of the Code (the “Supplemental Retirement Plan Benefit”). The Plan also provides benefits attributable to participation in the ESOP equal to the difference between the allocation of shares of stock the executive would have received under the ESOP without regard to the tax law limitations, and the number of shares of stock that are actually allocated as a result of the tax law limits (the “Supplemental ESOP Benefit”). The Supplemental ESOP Benefit under the Plan will be credited in phantom shares of stock. Each year, the dollar amount of earnings on the phantom shares deemed allocated to each participant’s account will be converted into phantom shares and credited to each participant’s account.

The executive’s vested interest in the Supplemental Retirement Plan Benefit and in the Supplemental ESOP Benefit under the Plan will be based on a 5 year “cliff vesting” schedule where participants with less than 5 years of employment will be 0% vested in their benefits, and will become 100% vested upon the completion of 5 years of employment. In the event of a participant’s “separation from service” (as defined under Section 409A of the Code) prior to attainment of age 55, the participant’s accrued Supplemental Retirement Plan Benefits shall be paid in a single lump sum payment within thirty (30) days of the participant’s separation from service. In the event of separation from service after age 55, the participant’s Supplemental Retirement Plan Benefits shall be payable upon the participant’s early or normal retirement (as defined in the Plan) in the form elected by the participant subject to the requirements of Section 409A of the Code. In the event of a participant’s separation from service within 2 yeas following a change in control (as defined in the Plan), the participant shall receive his Supplemental Retirement Plan Benefits in a lump sum within 30 days after his separation from service. Supplemental ESOP Benefits under the Plan will be payable in cash upon the executive’s “separation from service” (as defined under Section 409A of the Code), disability or death, subject to the requirements of Section 409A of the Code.

Executive Supplemental Retirement Wage Replacement Plan.  Investors Savings Bank maintains an Executive Supplemental Retirement Wage Replacement Plan (the “Wage Replacement Plan”) that was amended and restated effective May 1, 2007, in order to comply with the final regulations under Section 409A of the Code. The Wage Replacement Plan is designed to provide certain named executives with annual income generally equal to 60% of such executive’s highest average annual base salary and bonus (over a consecutive 36-month period within the last 120 consecutive calendar months of employment) reduced by the sum of the benefits provided under the existing tax-qualified defined benefit pension plan and the annuitized value of his or her benefits payable from the defined benefit portion of the Supplemental ESOP and Retirement Plan sponsored by Investors Savings Bank. Upon “separation from service” (as defined in the Wage Replacement Plan) at or after the normal retirement date (age 65) with at least 120 months of employment, a participant is entitled to a normal retirement annual benefit equal to 60% of the participant’s high three-year average salary and bonus, commencing on the first day of the month after separation from service, or if the participant is a specified employee (as defined in the Wage Replacement Plan), commencing on the first day of the 7th month after separation from service, payable in the form elected by the participant. If the participant retires after the normal retirement date, but before completion of 120 months of employment, his or her annual retirement benefit at the normal retirement age will be equal to the normal retirement annual benefit multiplied by the ratio that the participant’s actual months of employment bears to 120 months. The retirement benefit calculated under the Wage Replacement Plan is reduced by the sum of the annuitized value of the benefits provided under the tax-qualified defined benefit pension plan and the annuitized value of the benefit payable to the participant under the defined benefit portion of the Supplemental ESOP and Retirement Plan.

Upon separation from service on or after attaining age 55, the participant’s accrued benefit payable as an early retirement benefit will be equal to the benefit at the normal retirement age, reduced by 2% for each year prior to age 65; however, if the participant separates from service on or after attaining age 55 with 25 years of vesting service, his or her accrued benefit will not be reduced. In the event of a participant’s separation from service coincident with or within two (2) years following a change in control, the participant will be entitled to a benefit calculated as an early retirement benefit or a normal retirement benefit, as applicable. For these purposes, a participant with less than 120 months of employment will be entitled to a benefit calculated as if the participant had 120 months of employment and, a participant who has not yet attained age 55 will be deemed to have attained age 55.

A participant may defer payment of his or her benefits, in which case his or her annual retirement benefit payable at age 65 will be increased by 0.8% for each month of deferment after age 65. If a participant dies while in active service, a survivor benefit, calculated as if the participant had lived until his normal retirement date, will be payable to the participant’s beneficiary. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

At June 30, 2008, Messrs. Cummings and Cama were participants in the Wage Replacement Plan. Mr. Cashill was a participant until his retirement on December 31, 2007 at which time he became eligible to receive payments under this plan.

Perquisites.  The Compensation and Benefits Committee believes that perquisites should be provided on a limited basis, and only to the most senior level of executive officers. The following perquisites are currently provided for Messrs. Cummings, Cama and Spengler: club membership, automobile allowance and eligibility for an annual medical examination.

Elements of Post-Termination Benefits

Employment Agreements.  Investors Bancorp entered into employment agreements with each of Messrs. Cummings and Mr. Cama. The agreements were amended and restated in order to conform to the requirements of Code Section 409A and the regulations promulgated thereunder. Each of these agreements has an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. The executive’s employment may be terminated for just cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Each of the executives is entitled to severance payments and benefits in the event of his or her termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Code Section 409A, or in the event the executive resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint the executive to his executive position, (2) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope, (3) the liquidation or dissolution of Investors Bancorp or Investors Savings Bank, other than a liquidation or dissolution caused by a reorganization that does not affect the status of the executive, (4) a change in control of Investors Bancorp or (5) a material breach of the employment agreement by Investors Bancorp, the executive would be entitled to a severance payment equal to three times the sum of the executive’s base salary and the highest rate of bonus awarded to the executive during the prior three years, payable in a lump sum. In addition, the executive would be entitled to, at Investors Bancorp’s sole expense, the continuation of nontaxable life and medical, dental and disability coverage for 36 months after termination of employment. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under the defined benefit pension plan if he had continued working for Investors Bancorp for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination.

Should the executive become disabled, Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Investors Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death. The employment agreement terminates upon retirement (as defined therein), and the executive would only be entitled to benefits under any retirement plan of Investors Bancorp and other plans to which the executive is a party.

The employment agreements also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equals the amount of such payments and the value of such benefits the executive would have received in the absence of such excise tax, including any federal, state and local taxes on Investors Bancorp’s payment to the executive attributable to such taxes.

Investors Bancorp has also entered into an employment agreement with Messrs. Spengler and Splaine and five other senior officers, and each of these agreements have a two-year term. Unless notice of non-renewal is provided, the agreements renew annually. The officer’s employment may be terminated for just cause at any time, in which event the officer would have no right to receive compensation or other benefits for any period after termination. In the event the officer’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Code Section 409A, or in the event the officer resigns during the term of the agreement for any of the same reasons as specified under the three-year employment agreements referenced above, the officer would be entitled to a severance payment equal to 1.5 times his highest rate of base salary and the highest rate of bonus awarded to the officer during the prior two years, payable in a lump sum. In addition, the officer would be entitled, at Investors Bancorp’s sole expense, to the continuation of life, nontaxable medical, dental and disability coverage for 18 months after termination of the agreement. The officer would also receive a lump sum payment of the excess, if any, of the present value of the benefits he or she would be entitled to under the defined benefit pension plan if he or she had continued working for Investors Bancorp for 18 months over the present value of the benefits to which he or she is actually entitled as of the date of termination. The officer would be entitled to no additional benefits under the employment agreement upon retirement at age 65. In the event payments to the officer include an “excess parachute payment” as defined in the Internal Revenue Code, payments would be reduced in order to avoid this result. Should the executive become disabled, Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any disability insurance would reduce the compensation he would receive.

ISB Mortgage Company, LLC has employment agreements with its two executive officers. In the event of termination of the employment agreement by ISB Mortgage Company, LLC, the employee will be entitled to all accrued but unpaid salary, incentive compensation and bonus. In the event the employee is terminated for good cause or in the event of voluntary termination by the employee, the employee will receive his accrued but unpaid salary.

Change-in-Control Agreements.  Investors Bancorp entered into change-in-control agreements with certain officers at the level of first vice president or higher that are not entered into employment agreements, which would provide certain benefits in the event of a termination of employment following a change in control of Investors Bancorp or Investors Savings Bank. Each of the change-in-control agreements provides for a term of two years. Commencing on each anniversary date of the effective date of the change-in-control agreements, the agreements renew for an additional year so that the remaining term will be two years, subject to termination by the Board of Directors or notice of non-renewal. The change-in-control agreements enable Investors Bancorp to offer to designated officers certain protections against termination without just cause in the event of a change in control (as defined in the agreements).

Following a change in control of Investors Bancorp or Investors Savings Bank, the officer is entitled under the agreement to a payment if the officer’s employment is terminated during the term of such agreement, other than for just cause, or if the officer voluntarily terminates employment during the term of such agreement as a result of a demotion, loss of title, office or significant authority (in each case, other than as a result of the fact that either Investors Savings Bank or Investors Bancorp is merged into another entity in connection with a change in control and will not operate as a stand-alone, independent entity), reduction in his annual compensation or benefits, or relocation of his or her principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event an officer who is a party to a change-in-control agreement is entitled to receive payments pursuant to the change-in-control agreement, he will receive a cash payment equal to 1.5 times his or her highest rate of base salary and the highest rate of bonus awarded to the officer during the prior three years, payable in a lump sum. In addition to the cash payment, each covered officer is entitled to receive life and non-taxable medical and dental coverage for a period of 18 months from the date of termination. Notwithstanding any provision to the contrary in the change-in-control agreement, payments are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Other Matters

Executive Stock Ownership Requirements.  The Board believes Executive Officers (defined as the Chief Executive Officer and Executive Vice Presidents) should have a financial investment in the Company to further align their interests with stockholders. Executive Officers are expected to own at least $100,000 in common stock value (excluding stock options), except for the Chief Executive Officer, who is expected to own at least $500,000 in common stock value, within four years of becoming an officer. Each of the named executives currently meets or exceeds these requirements.

Tax Deductibility of Executive Compensation.  Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants are intended to qualify as performance-based compensation.

The Compensation and Benefits Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation and Benefits Committee’s practice is to structure compensation programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances and the Company’s incentive and retention requirement for its management personnel. After considering these factors, the Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

For calendar year 2007, compensation paid to Mr. Cashill and Cummings exceeded the deduction limit. In an effort to maximize the tax deductibility of future executive compensation the Board is seeking shareholder approval of the Executive Officer Incentive Compensation Plan. See Proposal II “Approve and Adopt The Executive Officer Annual Incentive Plan”.

COMPENSATION AND BENEFITS COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation and Benefits Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation and Benefits Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation

The following table sets forth for the fiscal year ended June 30, 2008 certain information as to the total remuneration paid to Mr. Cashill, who served as Chief Executive Officer until retiring on December 31, 2007, Mr. Cummings , who was appointed Chief Executive Officer effective January 1, 2008, Mr. Cama, who served as Chief Financial Officer until being appointed Chief Operating Officer effective January 1, 2008, Mr. Splaine, who was appointed Chief Financial Officer effective January 1, 2008 and Mr. Spengler who was appointed Chief Lending Officer effective January 1, 2008. The amounts reported under the stock awards and option awards columns include grants of stock awards and stock options made in November 2006 in connection with Investors Bancorp, Inc.’s 2006 Equity Incentive Plan.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal			Awards	Awards	Compensation	Earnings	Compensation
Position	Fiscal Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Kevin Cummings,	2008	703,766	381,250	375,258	110,693	295,869	36,310	1,903,146
President and Chief Executive Officer(6)	2007	632,532	235,104	231,435	219,726	194,987	37,475	1,551,259
Robert M. Cashill,	2008	500,004	381,311	145,937	175,002	508,712	72,457	1,783,423
Former President and Chief Executive Officer(6)	2007	1,000,008	470,208	180,005	347,378	1,618,666	58,688	3,674,953
Domenick Cama,	2008	437,500	335,500	333,558	65,625	156,276	41,031	1,369,490
Executive Vice President and Chief Operating Officer	2007	375,000	206,892	205,720	130,266	137,411	22,026	1,077,315
Richard Spengler,	2008	245,004	239,120	163,464	32,251	32,552	17,696	730,087
Executive Vice President and Chief Lending Officer	2007	215,004	150,467	102,860	64,260	26,000	13,153	571,744
Thomas Splaine,	2008	191,002	209,230	143,031	23,907	6,400	5,926	579,496
Senior Vice President and Chief Financial Officer

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30th, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2006 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended June 30th, in accordance with FAS 123(R), of stock option awards pursuant to the 2006 Equity Incentive Plan. Assumptions used in the calculation of this amount are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(3)	As the Annual Incentive Plan is paid on a calendar year basis, the 2008 amounts in this column represent the amount earned during fiscal 2008 pursuant to the Annual Cash Incentive Plan for calendar 2007. For 2007, amounts in this column represent the amount earned during fiscal 2007 pursuant to the Annual Cash Incentive Plan for calendar years 2007 and 2006.

(4)	The amounts in this column reflect the actuarial increase in the present value at June 30, 2008 compared to June 30, 2007 for 2008, and the actuarial increase in the present value at June 30, 2007 compared to June 30, 2006 for 2007, of the named executive officer’s benefits under all defined benefit pension plans, and supplemental plans, determined using interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements and includes amounts for which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(5)	The amounts in this column represent the total of all perquisites, employee benefits and employer contributions to defined contribution plans. Amounts are reported separately under the “All Other Compensation” and “Perquisites” tables below.

(6)	On December 31, 2007 Robert M. Cashill retired as President and Chief Executive Officer of Investors Bancorp and Investors Savings Bank and Kevin Cummings, who was Executive Vice President and Chief Operating Officer, became President and Chief Executive Officer.

ALL OTHER COMPENSATION

			Dividends	Company
		Perquisites	on	Contribution
		and Other	Unvested	on Employee	Company
		Personal	Stock	Medical and	Contributions
		Benefits	Awards	Insurance	to Retirement and
Name	Fiscal Year	($)	($)	Benefits ($)(1)	401(k) Plans ($)	Total ($)

Kevin Cummings	2008	16,697	—	11,863	7,750	36,310
	2007	17,949	—	6,875	12,651	37,475
Robert M. Cashill	2008	51,772	—	18,166	2,519	72,457
	2007	38,145	—	15,960	4,583	58,688
Domenick A. Cama	2008	19,525	—	12,756	8,750	41,031
	2007	9,492	—	5,659	6,875	22,026
Richard S. Spengler	2008	5,355	—	4,991	7,350	17,696
	2007	3,131	—	4,109	5,913	13,153
Thomas F. Splaine, Jr.	2008	—	—	1,471	4,455	5,926

(1)	Excluded from this amount are medical and dental benefits for fiscal 2007 and July 1, 2007 through November 30, 2007 of fiscal 2008 as Investors Savings Bank paid for those benefits on a claims submitted basis during that time.

PERQUISITES

							Total
							Perquisites
			Long		Tax	Executive	and Other
		Automobile	Term	Club	imdemni-	Health	Personal
	Fiscal	Allowance	Care	Dues	fication	Exam	Benefits
Name	Year	($)(1)	($)(2)	($)	($)	($)	($)

Kevin Cummings	2008	4,528	8,243	576	—	3,350	16,697
	2007	9,124	8,270	555	—	—	17,949
Robert M. Cashill	2008	47,212	4,560	—	—	—	51,772
	2007	7,772	9,120	—	21,253	—	38,145
Domenick A. Cama	2008	6,791	9,899	900	—	1,935	19,525
	2007	6,524	2,066	902	—	—	9,492
Richard S. Spengler	2008	1,184	3,131	1,040	—	—	5,355
	2007	—	3,131	—	—	—	3,131
Thomas F. Splaine, Jr.	2008	—	—	—	—	—	—

(1)	Mr. Cashill’s 2008 amount represents the value of an automobile provided to him at the time of his retirement.

(2)	Mr. Cashill’s 2008 amount includes premiums paid up until his retirement on December 31, 2007.

Plan-Based Awards.  The following table sets forth certain information as to grants during 2008 of plan-based awards to the named executive officers under the Annual Cash Incentive Plan. No equity awards were granted to any of the named executives during fiscal year 2008.

GRANTS OF PLAN BASED AWARDS TABLE FOR FISCAL YEAR 2008

					All Other Stock	All Other Option		Grant Date Fair
		Estimated Future Payouts Under Non-Equity			Awards Number	Awards: Number	Exercise or	Value of Stock
		Incentive Plan Awards(1)			of Shares	of Securities	Base Price of	and Option
		Threshold	Target	Maximum	or Units	Underlying Options	Option Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Kevin Cummings	2/19/2008	116,250	193,750	271,250	—	—	—	—
Domenick A. Cama	2/19/2008	75,000	125,000	175,000	—	—	—	—
Richard S. Spengler	2/19/2008	27,500	55,001	82,501	—	—	—	—
Thomas F. Splaine	2/19/2008	21,200	42,400	63,600	—	—	—	—

(1)	Estimated future payouts under non-equity incentive plan awards assume 100% achievement of individual personal performance goals.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to outstanding equity awards as of June 30, 2008 for the named executive officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2008

	Option Awards					Stock Awards
							Market
							Value of
		Number of	Number of			Number of	Shares or
		Securities	Securities			Shares or	Units of
		Underlying	Underlying	Option		Units of	Stock That
		Unexercised	Unexercised	Exercise	Option	Stock That	Have Not
		Options (#)	Options (#)	Price	Expiration	Have Not	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date(1)	Vested (#)	($)(2)

Kevin Cummings	11/20/06	90,000	360,000	15.25	11/20/16	100,000	1,306,000
Robert M. Cashill	11/20/06	70,000	280,000	15.25	11/20/16	200,000	2,612,000
Domenick A. Cama	11/20/06	80,000	320,000	15.25	11/20/16	88,000	1,149,280
Richard S. Spengler	11/20/06	40,000	160,000	15.25	11/20/16	64,000	835,840
Thomas F. Splaine, Jr.	11/20/06	35,000	140,000	15.25	11/20/16	56,000	731,360

(1)	Stock options expire 10 years after the grant date.

(2)	This amount is based on the fair market value of Investors Bancorp common stock on June 30, 2008 of $13.06.

Option Exercised And Stock Vested

None of the Company’s named executive officers exercised any stock options during the fiscal year ended June 30, 2008.

Defined Benefit Pension Plan.  Investors Savings Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, formerly known as the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan (the “Retirement Plan”). All employees age 21 or older who have completed one year of employment with Investors Savings Bank are eligible for participation in the Retirement Plan; however, only employees who have been credited with 1,000 or more hours of service with Investors Savings Bank are eligible to accrue benefits under the Retirement Plan. Investors Savings Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The retirement benefit formula under the Retirement Plan provides for a nonintegrated unit accrual formula with an annual accrual rate of 1.25% of the participant’s high 5-year average salary with a 30-year salary cap. A participant’s average annual compensation is the average annual compensation over the 5 consecutive calendar years out of the last 10 calendar years in which the participant’s compensation was the greatest, or over all calendar years if less than 5.

The regular form of retirement benefit is a straight life annuity (if single) and a joint and survivor annuity (if married). However, various alternative forms of joint and survivor annuities may be selected instead. If a participant dies while in active service and after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the pension plan determined using interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements.

PENSION BENEFITS AT OR FOR THE YEAR ENDED JUNE 30, 2008

		Number of Years	Present Value
		Credited Service	of Accumulated	Payments During Last
Name	Plan Name	(#)(1)	Benefit ($)(2)	Fiscal Year ($)

Kevin Cummings	Investors Savings Bank Pension Plan	4	73,000	—
Robert M. Cashill	Investors Savings Bank Pension Plan	7	623,000	31,000
Domenick A. Cama	Investors Savings Bank Pension Plan	17.5	184,000	—
Richard S. Spengler	Investors Savings Bank Pension Plan	24	162,000	—
Thomas F. Splaine, Jr.	Investors Savings Bank Pension Plan	2.5	12,000	—

(1)	The number of years of credited service represents all years of service including years following the change in benefit formula on January 1, 2006. For Messrs. Cama and Spengler credited service years include qualified years served at other financial institutions that participated in the Financial Institutions Retirement Fund.

(2)	The figures shown are determined as of the plan’s measurement date of June 30, 2008 for purposes of Investors Bancorp, Inc.’s audited financial statements. For mortality, discount rate and other assumptions used for this purpose, please refer to note 13 in the audited financial statements included in the 2008 Annual Report on Form 10-K.

Nonqualified Deferred Compensation.  The following table sets forth information with respect to the nonqualified deferred compensation plans at and for the year ended June 30, 2008 for the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION AT OR FOR THE YEAR ENDED JUNE 30, 2008

				Aggregate		Aggregate
		Executive	Registrant	Earnings		Balance
		Contributions	Contributions	in Last	Aggregate	at Last
		in Last	in Last	Fiscal	Withdrawals/	Fiscal
		Fiscal Year	Fiscal Year	Year	Distributions	Year-End
Name	Plan Name	($)	($)(1)	($)(2)	($)	($)(3)

Kevin Cummings	Supplemental ESOP Plan	—	52,121	(2,252)	—	131,611
	Supplemental Retirement and Wage Replacement Plan	—	—	231,000	—	520,000

Robert M. Cashill	Supplemental ESOP Plan	—	95,176	(4,464)	—	252,747
	Supplemental Retirement and Wage Replacement Plan	—	—	345,000	—	4,319,000

Domenick A. Cama	Supplemental ESOP Plan	—	21,957	(681)	—	45,993
	Supplemental Retirement and Wage Replacement Plan	—	—	106,000	—	262,000

Richard S. Spengler	Supplemental ESOP Plan	—	2,552	—	—	2,552
	Supplemental Retirement and Wage Replacement Plan	—	—	3,000	—	6,000

Thomas F. Splaine, Jr.	Supplemental ESOP Plan	—	—	—	—	—
	Supplemental Retirement and Wage Replacement Plan	—	—	400	—	400

(1)	The value of the non-qualified Supplemental ESOP contribution made in fiscal 2008 is based on the fair market value of Investors Bancorp common stock on June 30, 2008 of $13.06.

(2)	The aggregate earnings for the non-qualified Supplemental Executive Retirement and Wage Replacement Plan reflect the change in accumulated benefits from June 30, 2007 to June 30, 2008. The aggregate earnings for the non-qualified Supplemental ESOP Plan reflect the change in value of phantom shares issued in fiscal 2008 based on the fair market value of Investors Bancorp common stock in June 30, 2008 of $13.06.

(3)	The aggregate balance reported for the Supplemental Retirement and Wage Replacement Plan is the value of account balances under Supplemental Executive Retirement Plan and the Wage Replacement Plan. The aggregate balances reported for the Supplemental ESOP Plan are based on the market value of Investors Bancorp common stock on June 30, 2008 of $13.06.

Potential Payments Upon Termination or Change in Control.  Investors Bancorp has entered into three-year employment agreements with Messrs. Cummings and Cama, and a two-year employment agreement with Messrs. Spengler and Splaine. The tables below reflect the amount of compensation to each of the named executive officers of Investors Bancorp pursuant to such individual’s employment agreement, as applicable, in the event of termination of such executive’s employment. No payments are required due to a voluntary termination under the employment agreements (prior to a change in control). The amount of compensation payable to each named executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability (with respect to employment agreements) is shown below. The amounts shown assume that such termination was effective as of June 30, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to unvested options and stock awards are based on the fair market value of Investors Bancorp common stock on June 30, 2008 of $13.06. Using that fair market value, all unvested options have no value. The actual amounts to be paid out can only be determined at the time of such executive’s separation from Investors Bancorp. The employment agreement between Investors Bancorp and Mr. Cashill terminated upon his retirement in December 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AS OF JUNE 30, 2008

	Mr. Cummings	Mr. Cama	Mr. Spengler	Mr. Splaine

Retirement(1)
Retiree Health/Life Insurance	—	—	—	—
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	—	—	—	—
Early Retirement(1)
Retiree Health/Life Insurance	—	—	—	—
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	—	—	—	—
Disability
Salary Continuation(2)	1,323,876	636,376	215,537	163,036
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	1,306,000	1,149,280	835,840	731,360
Other benefits(3)	12,667	11,306	9,960	8,394
Death
Salary Continuation	775,000	500,000	275,004	212,000
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	1,306,000	1,149,280	835,840	731,360
Other benefits(3)	13,096	8,673	13,096	13,096
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	—	—	—	—
Salary and Cash Incentive	2,989,158	1,893,750	509,258	389,721
Other benefits(3)	42,476	60,475	28,862	23,305
Excess Pension Benefit	1,093,518	533,248	40,835	17,311
Stock Option Vesting	—	—	—	—
Restricted Stock Vesting	1,306,000	1,149,280	835,840	731,360
Salary and Cash Incentive	2,989,158	1,893,750	509,258	389,721
Other benefits(3)	42,476	60,475	28,862	23,305
Excess Pension Benefit	1,093,518	533,248	40,835	17,311
Tax Indemnification Payment	653,942	564,018	—	—

(1)	As of June 30, 2008, none of the named executives were eligible for early retirement or retirement.

(2)	Upon disability, the named executive is entitled to three years salary. Such benefit is reduced by the amount paid by the insurance companies under disability policies.

(3)	Other benefits include amounts for benefits in effect prior to termination; life, medical, dental, disability and long term care, and is calculated based on the terms specified in the employment agreements.

(4)	The employment agreements in effect provide that Investors Bancorp will pay the excess, if any of: the present value of benefits to which the named executive would be entitled to under the defined benefit plans if he had continued working for the company for, 36 months in the case if Messrs. Cummings and Cama, and 18 months for Messrs. Spengler and Splaine, and the present value of the benefits which he is actually entitled.

Director Compensation

Elements of Director Compensation

Director Fees.  Each of the individuals who serve as a director of Investors Bancorp also serves as a director of Investors Savings Bank. The non-employee directors of Investors Bancorp and Investors Savings Bank are compensated separately for service on each entity’s board. Each non-employee director of Investors Bancorp is paid a monthly retainer of $2,000 ($4,000 per month for the Chairman), and $1,500 for each committee meeting attended ($2,500 for the Audit Committee). The Chairman of the Audit Committee and the Chairman of the Compensation and Benefits Committee are paid an annual retainer of $8,500. Each non-employee director of Investors Savings Bank is paid a monthly retainer of $4,000 ($8,000 per month for the Chairman) and $2,100 for each Board meeting attended ($4,200 per meeting for the Chairman).

Stock Option and Stock Award Program.  At the October 24, 2006 Annual Meeting, the stockholders approved the Investors Bancorp, Inc. 2006 Equity Incentive Plan. The Compensation and Benefits Committee engaged GK Partners, an independent compensation consultant, in fiscal 2007 to assess the Committee’s recommendations for granting stock options and restricted stock awards to non-employee directors. In determining the amount of restricted stock awards and stock options non-employee directors would receive, the Compensation and Benefits Committee considered the Board’s role in setting the strategic direction for the Company, most notably, their role in completing the conversion to a public company in 2005. The Committee also considered the directors’ past contributions, their industry knowledge, their financial expertise and the role they would play in the Company’s future. The Committee also reviewed survey data regarding awards made to directors of other companies that had undertaken a mutual to stock public offering. GK Partners concluded that the Committee’s recommendations for the awards were fair and reasonable and intended to align the economic interest of the directors with that of other shareholders consistent with prevailing director compensation practices in the competitive marketplace for similarly situated public companies.

On November 20, 2006 the Compensation and Benefits Committee of the Board of Directors granted stock options and restricted stock awards to non-employee directors of the Company equal to 80% of the amount approved by shareholders. The options generally vest in equal installments over a five-year period, commencing one year from the date of the grant (November 20, 2007) and have an exercise price of $15.25 per share, which was the closing market price/last sale price of the Company’s common stock on November 20, 2006, the date of the grant. The restricted stock awards also generally vest in equal installments over a five-year period, commencing one year from the date of the grant (November 20, 2007). On January 21, 2008 the Compensation and Benefits Committee of the Board of Directors again consulted with GK Partners and granted the additional 20% of stock options and restricted stock awards to non-employee directors of the Company that was approved by the shareholders. The options generally vest in equal installments over a five-year period, commencing one year from the date of the grant (January 21, 2009) and have an exercise price of $13.38 per share, which was the closing market price/last sale price of the Company’s common stock on January 18, 2008. The restricted stock awards also generally vest in equal installments over a five-year period, commencing one year from the date of the grant (January 21, 2009). The vesting of the options and restricted stock awards accelerate upon death or disability, retirement, involuntary termination of service following a change in control, and upon consummation of a second step conversion of Investors Bancorp. The grants have other terms and conditions consistent with the 2006 Equity Incentive Plan. A total of 1,709,252 stock options and 683,701 shares of restricted stock were granted to non-employee directors of the Company. These totals represent 100% of the stock options and restricted shares available to non-employee directors for granting purposes.

The total restricted stock awards granted to independent non-employee directors are shown below:

				Outstanding,
				Unvested
				Restricted
		Total Grant	Grant Date	Stock as of
		of Restricted	Fair Share	June 30,
Name	Grant Date	Stock (#)	Value(1) ($)	2008 (#)

Patrick J. Grant	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,538	261,418	19,538
Brian D. Dittenhafer	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534
John A. Kirkpatrick	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534
Vincent D. Manahan III	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534
Richard J. Petroski(2)	11/20/2006	—	—	—
	1/22/2008	—	—	—
Joseph H. Shepard III	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534
Rose Sigler	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534
Stephen J. Szabatin	11/20/2006	78,137	1,191,589	62,510
	1/22/2008	19,534	261,365	19,534

(1)	The amounts in this column reflect the dollar amount of the full grant date value used to determine the annual expense to be recognized for financial statement reporting purposes each year, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2006 Equity Incentive Plan, which vest over the shorter of five years or the period to the mandatory director retirement age. Assumptions used in the calculation of these amounts are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	Mr. Petroski was not a director until the completion of Investors Bancorp, MHC’s acquisition of Summit Federal Bankshares, MHC in June 2008.

The aggregate total stock option grants to independent non-employee directors are shown below:

						Outstanding
						Unexercised
						Stock Options
				Exercise	Grant Date	as of
	Grant	Expiration	Stock	Price	Fair Value(1)	June 30,
Name	Date	Date	Options (#)	($)	($)	2008 (#)

Patrick J. Grant	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,841	13.38	168,990	48,841
Brian D. Dittenhafer	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835
John A. Kirkpatrick	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835
Rose Sigler	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835
Vincent D. Manahan III	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835
Richard J. Petroski(2)	11/20/2006	—	—	—	—	—
	1/22/2008	—	—	—	—	—
Joseph H. Shepard III	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835
Stephen J. Szabatin	11/20/2006	11/20/16	195,343	15.25	814,580	195,343
	1/22/2008	1/22/2018	48,835	13.38	168,969	48,835

(1)	The amounts in this column reflect the dollar amount of the full grant date value used to determine the annual expense to be recognized for financial statement reporting purposes each year, in accordance with FAS 123(R), of stock option awards pursuant to the 2006 Equity Incentive Plan, which vest over the shorter of five years or the period to the mandatory director retirement age. Assumptions used in the calculation of these amounts are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	Mr. Petroski was not a director until the completion of Investors Bancorp, MHC’s acquisition of Summit Federal Bankshares, MHC in June 2008.

Director Benefits.  The Board of Directors establishes non-employee director compensation based on recommendations of the Compensation and Benefits Committee. In 2007, the Compensation and Benefits Committee engaged the services of GK Partners to assist it in a review of director compensation. Compensation paid to non-employee directors was based on recommendations arising from that review. There were no changes to the cash compensation payable to non-employee directors for calendar 2008.

Investors Savings Bank sponsors a long-term care program for certain of its directors and their spouses or spousal equivalents. Directors become eligible to participate after one year of service either on the Board of Directors, through past employment or as counsel prior to becoming a director. Each individual policy is owned by the covered person. Investors Savings Bank pays all premiums under the long term care program but will stop paying premiums in the event of the participant’s (i) resignation from the Board of Directors prior to attaining normal retirement age (except for health reasons), (ii) relocation outside of the country, or (iii) death. Spousal coverage will be terminated upon (i) a participant’s resignation prior to normal retirement age (except for health reasons), (ii) divorce from the participant, (iii) the participant no longer qualifying for coverage, (iv) the spouse’s permanent relocation outside of the country, or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Savings Bank.

Retirement Plan for the Board of Directors of Investors Savings Bank.  Investors Savings Bank maintains a director retirement plan. In December 2006, the Director Plan was amended to cap compensation at the current level and close the plan to new participants. A director who is not an active employee of Investors Savings Bank upon retirement from board service, has provided at least ten years of “cumulative service” (service on the board and, if applicable, as an employee or counsel), retires at age 65 or later, or as a result of disability, is eligible to participate in the plan. An eligible director with at least 15 years of cumulative service will be entitled to an annual retirement benefit equal to the sum of 60% of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. A director with at least ten years of cumulative service but less than 15 years will be entitled to 40% of the sum of the annual retainer and 13 times the regular meeting fee in effect for the calendar year preceding the director’s year of retirement, plus a pro-rated percentage of 20% of the sum of the annual retainer and 13 times the regular board meeting fee in effect for the calendar year preceding the director’s year of retirement. In connection with the stock offering, the retirement plan was amended to include the annual retainer and board fees, if any, paid by Investors Bancorp in determining a director’s retirement benefit. Directors who retired on or prior to March 1, 1997 are entitled to different retirement benefits.

In the event of a change in control, directors who have not yet attained ten years of service will be deemed to have ten years of service in order to qualify for a benefit under the director retirement plan. In the event a director dies prior to retirement, the director’s beneficiary will be entitled to benefit payments in the form of a joint and survivor benefit payable at 100% of the amount paid to the director. Retirement benefits may be paid, at the director’s election, either in monthly payments until the eligible director’s death, or as a joint and survivor form of benefit payable for the lifetime of the eligible director and, upon the eligible director’s death, at 50% of the benefit amount, to the director’s beneficiary, or a joint and survivor form of benefit payable for the lifetime of the director and, upon the director’s death, at 100% of the amount, to the director’s beneficiary during the beneficiary’s lifetime. In order to receive retirement benefits under the plan, the director must remain a director emeritus in good standing after retirement and must not engage in any business enterprise which competes with Investors Savings Bank nor disclose any confidential information relative to the business of Investors Savings Bank.

Deferred Directors Fee Plans.  Since 1988, Investors Savings Bank has maintained a deferred directors fee plan, pursuant to which each director of Investors Savings Bank has the right to defer the payment of all or any part of his or her board or committee fees. Compensation deferred under the plan and interest (at the rate equal to one and one-half percent below the prime rate) thereon are payable upon a director’s death, disability, resignation or removal from office. Such payment is made in a lump sum, unless the director has elected payment in monthly installments over a period of up to ten years. In the event of a change in control, the Board of Directors or an acquirer may, in its sole discretion, terminate the plan and pay the undisbursed portion of benefits under the plan in a lump sum within 12 months of the change in control. As of the year ended June 30, 2008, no directors are making deferrals in the deferred director fee plan.

Summary of Directors Compensation

The following table sets forth for the year ended June 30, 2008 certain information as to total compensation earned by non-employee directors. Compensation paid to Mr. Cashill as an employee is included in “Executive Compensation-Summary Compensation Table.” The amounts reported under the stock awards and option awards columns were granted on November 20, 2006 and January 21, 2008 pursuant to the 2006 Equity Incentive Plan.

DIRECTORS COMPENSATION TABLE

					Change
					in Pension
	Investors	Investors			Value
	Bancorp	Savings			and
	Fees	Bank			Nonqualified
	Earned or	Fees Earned or			Deferred	Long
	Paid in	Paid in	Stock	Option	Compensation	Term	All Other
	Cash	Cash	Awards	Awards	Earnings	Care	Compensation
Name	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Patrick J. Grant	62,500	146,400	273,200	185,556	(24,000)	9,975	17,627	671,258
Robert M. Cashill(6)	12,000	36,600	381,189	145,917	12,000	4,447	—	592,153
Doreen R. Byrnes	24,000	73,200	274,500	187,608	—	7,073	—	566,381
Brian D. Dittenhafer	56,500	73,200	261,392	177,797	36,000	9,570	—	614,459
John A. Kirkpatrick	54,500	73,200	474,687	322,001	(23,000)	4,780	—	906,168
Vincent D. Manahan III	53,500	73,200	261,392	177,797	399,000	7,671	—	972,560
Richard J. Petroski(7)	2,000	6,100	—	—	—	—	—	8,100
Joseph H. Shepard III	54,500	73,200	346,226	235,135	(23,000)	7,608	—	693,669
Rose Sigler	56,500	73,200	346,226	235,135	281,000	12,863	—	1,004,924
Stephen J. Szabatin	56,500	73,200	261,392	177,797	48,000	10,563	—	627,452

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2006 Equity Incentive Plan, which vest over the shorter of five years or the period to the mandatory director retirement age. Assumptions used in the calculation of these amounts are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2008, in accordance with FAS 123(R), of stock option awards pursuant to the 2006 Equity Incentive Plan. Stock options vest over the shorter of five years or the period to the mandatory director retirement age. Assumptions used in the calculation of these amounts are included in footnote 13 to Investors Bancorp’s audited financial statements for the fiscal year ended June 30, 2008 included in Investors Bancorp’s Annual Report on Form 10-K.

(3)	This amount represents the aggregate change in the present value of a director’s accumulated benefit under the Retirement Plan. For Ms. Sigler and Mr. Manahan an adjustment was made in fiscal 2008 to properly reflect their years of service.

(4)	This amount represents the premiums paid for long term care coverage for directors and their spouses or spousal equivalents. Messrs. Kirkpatrick and Shepard III are self-insured by Investors Savings Bank.

(5)	This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents life insurance premiums for Mr. Grant.

(6)	Amounts for Mr. Cashill represent non-employee director fees and benefits earned subsequent to his retirement from Investors Savings Bank on December 31, 2007.

(7)	Amounts for Mr. Petroski represent director fees and other compensation earned subsequent to him becoming a member of the Board upon the completion of the acquisition of Summit Federal Bankshares, MHC on June 6, 2008.

Other Matters

Director Stock Ownership Requirements.  The Board believes its directors should have a financial investment in the Company to further align their interests with stockholders. Directors are expected to own at least $100,000 in common stock value (excluding stock options), within a reasonable time subsequent to their appointment as a director.

PROPOSAL II — APPROVE AND ADOPT
THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Board of Directors of Investors Bancorp, Inc. has adopted the Executive Officer Annual Incentive Plan (the “Incentive Plan”), subject to approval by stockholders. The Board recommends that stockholders approve the Incentive Plan at the Annual Meeting. Stockholder approval is requested to ensure that annual incentive awards paid to senior executives will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The following is a summary of the principal features of the Incentive Plan. The summary below is qualified in its entirety by reference to the complete text of the Incentive Plan which is attached to this Proxy Statement. Stockholders are urged to read the actual text of the Incentive Plan in its entirety.

Under Section 162(m) of the Code, the amount which Investors Bancorp, Inc may deduct on its tax returns for compensation paid or accrued with respect to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year is generally limited to $1 million per individual. However, compensation that qualifies as “qualified performance-based compensation” is not subject to the $1 million deduction limit. In order for compensation to qualify as “qualified performance-based compensation” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders. Payment of any Incentive awards pursuant to the Incentive Plan is contingent on stockholder approval of the Incentive Plan. If such approval is not obtained, no Incentive awards will be paid under this Incentive Plan.

The persons who are eligible to be selected to participate in the Incentive Plan are executive officers of Investors Bancorp, Inc. and its subsidiaries. Under the Incentive Plan, the Compensation and Benefits Committee selects participants for the Incentive Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year, and administers and interprets the Incentive Plan. An eligible employee may (but need not) be selected to participate in the Incentive Plan each year. The amounts that will be received by or allocated to eligible employees under the Incentive Plan are not determinable in advance.

No later than 90 days after the commencement of each year (or by such other deadline as may apply under Code Section 162(m)(4)(C) or the Treasury Regulations thereunder), the Compensation and Benefits Committee will select the persons who will participate in the Incentive Plan in such year and establish in writing the performance goals for that year as well as the method for computing the amount of compensation which each such participant will be paid if such goals are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Compensation and Benefits Committee retains discretion under the Incentive Plan to reduce an award at any time before it is paid. The maximum amount of compensation that may be paid under the Incentive Plan to any participant for any year is equal to $2 million.

Under the Incentive Plan, the performance goals for any year may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit or divisional level, and may include or exclude discontinued operations and acquisition expenses and restructuring expenses, as the Compensation and Benefits Committee may in each case determine: (a) earnings per common share (basic or diluted), (b) cash earnings per common share (basic or diluted), (c) net income (either before or after taxes), (d) net interest income, (e) non-interest income, (f) operating expense to average assets ratio, (g) efficiency ratio, (h) cash efficiency ratio, (i) return on average assets, (j) cash return on average assets, (k) return on average stockholders’ equity, (l) return on average tangible stockholders’ equity, (m) deposit growth, (n) loan growth, (o) fee income growth, (p) net interest margin, (q) net interest spread, (r) customer satisfaction, (s) price per share of common stock, and (t) market share. Additionally, performance goals may include strategic or operational business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, including acquiring or developing new business lines, or goals relating to capital raising and capital management. Any performance goals may be measured on an absolute or relative industry basis and may be expressed in terms of a progression within a specified range.

The criteria on which a performance goal may be based may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and the aggregate effects of acquisitions or divestitures, or such other items as the Compensation and Benefits Committee may reasonably determine. Any such performance criterion or combination of such criteria may apply to the plan participant’s Incentive award opportunity in its entirety or to any designated portion or portions of the Incentive award opportunity, as the Compensation and Benefits Committee may determine.

Awards may be paid under the Incentive Plan for any year only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such year, and the participant is continuously employed by Investors Bancorp, Inc. throughout such year, and further, is employed in good standing on the date on which such incentive award is paid. If employment terminates by reason of death or disability or retirement during a year, and the performance goal is attained, in whole or in part during such year so that an award would have been received had the participant remained in employment, a prorated award may be paid after the close of the year. Similarly, if a participant retires after the end of the performance period but before the payment date, the retired participant will be entitled to receive any performance award actually earned by the participant. If a participant’s employment terminates for any reason other than death, disability or retirement during a year or prior to the payment date, as applicable, any award for such year will be forfeited.

All incentive award payments pursuant to the Incentive Plan are to be made in cash, only after the Compensation and Benefits Committee certifies that the performance goals for the year have been satisfied. The Incentive Plan will become effective subsequent to shareholder approval and will continue in effect for subsequent years unless and until terminated by the Compensation and Benefits Committee in accordance with the provisions of the Incentive Plan. The Board may terminate the Incentive Plan without stockholder approval at any time.

Approval of the Incentive Plan requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. A copy of the Incentive Plan is attached as Appendix A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE PROPOSAL TO APPROVE AND ADOPT THE EXECUTIVE
OFFICER ANNUAL INCENTIVE PLAN.

PROPOSAL III — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Investors Bancorp’s independent registered public accounting firm for fiscal year ended June 30, 2008 was KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as the independent registered public accounting firm for Investors Bancorp for fiscal year ending June 30, 2009, subject to the ratification by Investors Bancorp’s stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Investors Bancorp’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Investors Bancorp and its stockholders.

Audit Fees.  The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for the audit of the Investors Bancorp’s annual financial statements, review of the financial statements included in the Investors Bancorp’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements were $520,800 and $403,000 during the fiscal years ended June 30, 2008 and 2007, respectively.

Audit Related Fees.  The aggregate fees billed to Investors Bancorp for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $0 and $76,000 during the fiscal years ended June 30, 2008 and 2007, respectively. For fiscal 2007, these services included Sarbanes Oxley related services and audits of Investors Bancorp’s employee benefit plans. For fiscal 2008, the audits of the Investors Bancorp’s employee benefit plans are included in the Audit Fees listed above.

Tax Fees.  The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $50,500 and $62,500 during the fiscal years ended June 30, 2008 and 2007, respectively.

All Other Fees.  There were no “Other Fees” for fiscal 2008 and 2007.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as Investors Bancorp’s independent registered public accounting firm of Investors Bancorp.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent registered public accounting firm and the related fees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy in accordance with their best judgment as to any matters that fall within the purposes set forth in the notice of Annual Meeting.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at Investors Bancorp’s executive office, 101 JFK Parkway, Short Hills, New Jersey 07078, no later than May 22, 2009. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING

The Bylaws of Investors Bancorp provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Investors Bancorp not less than 90 days prior to the date of Investors Bancorp’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Investors Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

THE FOLLOWING DOCUMENTS ARE AVAILABLE ON THE “GOVERNANCE DOCUMENTS” SECTION OF THE “INVESTOR RELATIONS” PAGE OF THE INVESTORS SAVINGS BANK’S WEBSITE AT WWW.ISBNJ.COM :

•	AUDIT COMMITTEE CHARTER

•	COMPENSATION AND BENEFITS COMMITTEE CHARTER

•	NOMINATING AND CORPORATE GOVERNANCE CHARTER

•	INVESTORS BANCORP’S CORPORATE GOVERNANCE GUIDELINES

•	INVESTORS BANCORP’S CODE OF BUSINESS CONDUCT AND ETHICS

•	INVESTORS BANCORP’S INDEPENDENCE STANDARDS

COPIES OF EACH WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, INVESTORS BANCORP, INC., 101 JFK PARKWAY, SHORT HILLS, NEW JERSEY 07078.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED IN YOUR PROXY CARD.

AN ADDITIONAL COPY OF INVESTORS BANCORP’S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR FISCAL YEAR ENDED JUNE 30, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, INVESTORS BANCORP, INC., 101 JFK PARKWAY, SHORT HILLS, NEW JERSEY 07078. THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON THE “INVESTOR RELATIONS” PAGE OF THE INVESTORS SAVINGS BANK’S WEBSITE AT WWW.ISBNJ.COM.

APPENDIX A

INVESTORS SAVINGS BANK
Executive Officer Annual Incentive Plan

1.  Purpose.

This Executive Officer Annual Incentive Plan (the “Incentive Plan”) is applicable to those employees of Investors Savings Bank (the “Bank”) and its subsidiaries who are considered to be executive-level and management-level employees of the Bank (collectively, the “plan participants”), and who are designated as plan participants by the Chief Executive Officer of the Bank, and annually approved as such, by the Compensation and Benefits Committee of the Board of Directors of the Investors Bancorp, Inc. (the “Compensation and Benefits Committee”). The Plan is designed to reward the plan participants, through additional cash compensation, for their significant individual and collective contributions toward the achievement of the annual financial and operational objectives of the Bank.

2.  Administration.

The Plan shall be administered by the Compensation and Benefits Committee comprised exclusively of members of the Board of Directors (the “Board”) who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.162-27(e)(3). Unless otherwise determined by the Board, the Compensation and Benefits Committee shall consist of all non-executive members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code.

The Compensation and Benefits Committee shall have the authority, subject to the provisions herein, (a) to approve plan participants, as designated by the Chief Executive Officer, to participate in the Incentive Plan; (b) to establish and administer the performance goals and the Incentive award opportunities applicable to each and to all plan participant(s), and to certify whether the performance goals have been attained; (c) to construe and interpret the Incentive Plan and any agreement or instrument entered into under or in connection with the Incentive Plan; (d) to establish, amend, and waive rules and procedures for the Incentive Plan’s administration; and (e) to make all other determinations and provisions that may be necessary or advisable for the effective administration of the Incentive Plan. Any determination by the Compensation and Benefits Committee pursuant to the Incentive Plan shall be final, binding and conclusive on all employees and participants, and anyone claiming under or through any of them.

3.  Eligibility and Participation.

The Compensation and Benefits Committee shall annually approve the plan participants designated by the Chief Executive Officer of the Bank from among eligible full-time employees of the Bank and its subsidiaries. In any year, such approval of participation in this Incentive Plan shall be made no later than March 15 or such other earlier date that shall permit the compensation payable hereunder to such designated plan participants for such year to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e).

4.  Establishment Of Performance Goals And Incentive Award Opportunities.

No later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established, the Compensation and Benefits Committee shall establish, in writing, the method for computing the amount of compensation that will be payable under the Incentive Plan to each and all participants in the Plan for such year if the performance goals established by the Compensation and Benefits Committee for such year are attained in whole or in part, and if the plan participant’s employment by the Bank or any subsidiary continues without interruption during that year. Such method shall be stated in terms of an objective formula(s) or standard(s) that precludes discretion to increase the amount of the Incentive award that would otherwise be due upon attainment of the goals, and such formula(s) or standard(s) may be different for each plan participant or groups of plan participants. Notwithstanding anything to the contrary contained herein, the Compensation and Benefits Committee may, however, exercise negative discretion (within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A)) with respect to any Incentive award hereunder to reduce any amount that would otherwise be payable hereunder.

No later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established, the Compensation and Benefits Committee shall establish, in writing, the performance goals for such year, which shall be based on any of the following measurement criteria, either alone or in any combination, on either a consolidated or business unit level, and which shall include or exclude the effect of discontinued operations, acquisition expenses, restructuring expenses, tax benefits, other benefits, or other expenses or events, as the Compensation and Benefits Committee may determine:

•	earnings per common share (basic or diluted)

•	cash earnings per common share (basic or diluted)

•	net income (either before or after taxes)

•	net interest income

•	non-interest income

•	operating expense to average assets ratio

•	efficiency ratio

•	cash efficiency ratio

•	return on average assets

•	cash return on average assets

•	return on average stockholders’ equity

•	return on average tangible stockholders’ equity

•	deposit growth

•	loan growth

•	fee income growth

•	net interest margin

•	net interest spread

•	customer satisfaction

•	price per share of stock

•	market share

Additionally, performance goals may include strategic or operational business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures, including acquiring or developing new business lines, or goals relating to capital raising and capital management. Any performance goals may be measured on an absolute or relative industry basis and may be expressed in terms of a progression within a specified range.

The criteria on which a performance goal may be based may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; and the aggregate effects of acquisitions or divestitures, or such other items as the Compensation and Benefits Committee may reasonably determine. Any such performance criterion or combination of such criteria may apply to the plan participant’s Incentive award opportunity in its entirety or to any designated portion or portions of the Incentive award opportunity, as the Compensation and Benefits Committee may determine.

5.  Minimum and Maximum Award; Unsecured Status of Plan Participants.

Designation to and participation in this Incentive Plan does not guarantee the payment of any additional compensation to any individual plan participant in any given year, and the minimum Incentive award to any plan participant shall be zero. The maximum amount of Incentive compensation that may be paid under the Incentive Plan to any individual plan participant for any performance year is $2,000,000. The rights of any employee or group of employees who is (are) designated as a plan participant(s) in any Incentive payments earned and/or payable hereunder shall be no greater than those of an unsecured creditor(s) of the Bank.

6.  Attainment Of Performance Goals Required.

Awards shall be paid under this Incentive Plan for any year solely on account of the attainment of the performance goal(s) established and approved by the Compensation and Benefits Committee with respect to such year. Incentive awards shall also be contingent upon the plan participant(s) remaining employed by the Bank or any subsidiary throughout any such year, and following any such year, until the date on which the Incentive award is paid. In the event of termination of employment by reason of death, disability or retirement (as determined by the Compensation and Benefits Committee) during the Incentive Plan year, or following any such Incentive Plan year but before the Incentive award is paid, an award shall be payable under this Incentive Plan to the plan participant or the plan participant’s estate for such year, provided that, in the case of retirement, the individual retires after the end of the performance period, the performance criteria have been satisfied and the participant would have received an award had the participant been employed on the date specified for payment of such award. Such award shall be paid at the same time as the Incentive award the plan participant would have received for such year had no termination of employment occurred, and, in the event of death or disability, shall be equal to the amount of such Incentive award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such Incentive Plan year prior to termination of employment and the denominator of which is the number twelve. A plan participant whose employment terminates prior to the end of a Incentive Plan year, or prior to the date on which the Incentive award for is paid, for any reason not excepted above shall not be entitled to any Incentive award under the Incentive Plan for such year.

7.  Shareholder Approval And Committee Certification Contingencies; Payment Of Awards.

Payment of any awards under this Incentive Plan shall be contingent upon the affirmative vote of the Company’s shareholders of at least a majority of the votes cast (including abstentions) approving the Incentive Plan. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Incentive Plan.

Subject to the provisions of Paragraph 6 above relating to death, disability and retirement, payment of any Incentive award under this Incentive Plan shall also be contingent upon the Compensation and Benefits Committee’s annual certification in writing that the performance goals and any other material terms applicable to such Incentive award were in fact satisfied, in accordance with applicable Treasury Regulations under Code Section 162(m). Unless and until the Compensation and Benefits Committee so certifies, such Incentive award shall not be paid. Unless the Compensation and Benefits Committee provides otherwise, (a) any earned Incentive award shall be paid no later than 75 days after the end of the fiscal year with respect to which such Incentive award is earned, and (b) the payment of any such Incentive award shall be made in cash (subject to the withholding of any payroll or other taxes as may apply in the sole determination of the Bank).

To the extent necessary for purposes of Code Section 162(m), this Incentive Plan shall be resubmitted to the Company’s shareholders for their re-approval with respect to awards payable for the taxable years of the Bank commencing on and after 5th anniversary of initial shareholder approval.

8.  Amendment, Termination And Term Of Plan.

The Board of Directors may amend, modify or terminate this Incentive Plan at any time. The Incentive Plan will remain in effect until terminated by the Board.

9.  Interpretation And Construction; Rights of Plan Participants.

Any provision of this Incentive Plan to the contrary notwithstanding, (a) awards under this Incentive Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Incentive Plan that would prevent an award under the Incentive Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Incentive Plan, nor the selection of any plan participant to participate in the Plan, shall constitute an employment agreement or affect the duration of any plan participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the plan participant provides otherwise. Both the plan participant and the Company shall remain free to terminate employment at any time to the same extent as if the Incentive Plan had not been adopted.

10.  Governing Law.

The terms of this Incentive Plan shall be governed by the laws of the State of New Jersey, without reference to the conflicts of laws principles thereof.

REVOCABLE PROXY
Investors Bancorp, Inc.
ANNUAL MEETING OF STOCKHOLDERS
October 28, 2008
9:00 a.m.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby appoints the official proxy committee consisting of the Board of Directors (other than the nominees for directors set forth below) with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at The Murray Hill Inn, 535 Central Avenue, New Providence, New Jersey 07974 on October 28, 2008, at 9:00 a.m., local time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO PROXY ARE SPECIFIED, AN EXECUTED PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE PROXY COMMITTEE. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê                      FOLD AND DETACH HERE                      ê

INVESTORS BANCORP, INC. — OCTOBER 28, 2008 9:00 A.M.
YOUR VOTE IS IMPORTANT!
Proxy Materials are available on-line at:
https://www.isbnj.com
You can vote in one of three ways:
1.	Call toll free 1-866-849-9666 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/isbc and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
5877

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
REVOCABLE PROXY
Investors Bancorp, Inc.
Annual Meeting of Stockholders
OCTOBER 28, 2008

			Withhold	For All
		For	All	Except
1.	To elect four persons to serve as directors of Investors Bancorp, Inc., each for a three-year term.	☐	☐	☐

Nominees:
{01} Doreen R. Byrnes	{02} Richard J. Petroski
{03} Rose Sigler	{04} Stephen J. Szabatin
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

		For	Against	Abstain
2.	To approve the Executive Officer Annual Incentive Plan.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the fiscal year ending June 30, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3 listed above.

Mark here if you plan to attend the meeting				☐

Mark here for address change and note change				☐

     Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.
     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated September 22, 2008, and audited financial statements.
Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é		é
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1.	By Mail; or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., October 28, 2008. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3:00 a.m., October 28, 2008.
1-866-849-9666

Vote by Internet
anytime prior to
3:00 a.m., October 28, 2008 go to
https://www.proxyvotenow.com/isbc

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:	http://www.isbnj.com

Your vote is important!